Exhibit 5 INVESTMENT AGREEMENTS Form of Inter loan Agreements: 5 Year Notes (Debt); 18 Percent Coupon Harlem Park Partners, Inc. to Startup Incorporated The Securities represented by the certificate have not been registered under the Securities Act of 1933, as amended, nor registered nor qualified under any state securities laws. Such securities may not be offered for sale, sold, delivered after sale, transferred, pledged, or hypothecated unless registered and qualified under applicable federal and state securities Laws or unless, in the Opinion of counsel, satisfactory to the company, such registration and qualification is not required. Total Investment Amount $_______ Date: ____________ FOR VALUE RECEIVED, the undersigned, Startup Incorporated , a Delaware C Corporation, (the Startup), Promises to pay to the order of ______________ (together with its successors and assigns, the Company) the principal sum of __________ ($______), together with interest at the rate specified below to Harlem Park Partners, Inc. a Delaware C Corporation (The Company). 1. Principal and Term. The full term of this Promissory Note (the Note) shall be the date (the Maturity Date) ____________, 5 Years, (60) months from the date of this Note set forth above (the Term). Subject to Section 2(c), the Outstanding Principal Balance (as defined herein) shall be due and payable in full on the Maturity Date. For clarity, the Startup Incorporated and the Company agree that if Notes are issued on multiple dates, the term of each Note shall begin on the date of purchase of such Note. The term Outstanding Principal Balance means, as of any date of determination, the principal amount of this Note that remains unpaid. 2. Interest. 18 Percent (a) Calculation. Interest shall accrue on the Outstanding Principal Balance at the fixed interest rate of 18 Percent per annum until the earliest to occur of the following: (i) the Note is either prepaid, redeemed or called by the Company, or (ii) the Maturity Date. Interest shall be computed on the basis of a 360 day year consisting of twelve 30 day months. (b) Payments. All payments of interest by the Startup under this Note shall accrue during the Term and shall be paid to the Company on the Maturity Date. Payments will be made by transfer of funds by the Startup to the Company s Bank Account via ACH established by the Company. (c) Prepayment. This Note shall be callable, redeemable, and prepayable at any time by the Company, in its sole discretion, at par value plus any accrued but unpaid interest up to, but not including the day of prepayment. The Startup understands that if Notes are prepaid or called by the Company before the Notes Maturity Date and the Company will receive the principal via ACH payment of principle. 3. Recourse. Notwithstanding anything to the contrary contained herein, the principal of and accrued interest on this Note shall be payable by the Startup to the Company and shall represent a full and unconditional obligation of the Startup, and the Company shall have a first priority security interest in all of the assets of the Startup. 4. Events of Default. If any one of the following events shall occur and be continuing (each, an Event of Default ): (i) the Startup shall fail to pay as and when due in accordance with the terms hereof any principal on this Note, or premium, if any; (ii) the Startup shall fail to pay as and when due in accordance with the terms hereof any interest on this Note, and such failure shall continue for 90 (ninety ) days after the date when such payment is due and the time for payment has not been extended or deferred; or (iii) the Startup shall cease its business operations, or file a petition for relief or commence a proceeding under any bankruptcy, insolvency, reorganization or similar law (or its governing board shall authorize any such filing or the commencement of any such proceeding) or have any such petition filed against it, have any liquidator, administrator, trustee or custodian appointed with respect to it or any substantial portion of its business or assets, make a general assignment for the benefit of creditors or generally admit its inability to pay its debts as they come due; then in any such event the Company may, by notice to the Startup, declare the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon to be immediately due and payable, whereupon this Note and all such accrued interest shall become and be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Startup. Notwithstanding the foregoing, if any event descried in clause (iii) above shall occur, the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Startup. 5. Binding Effect: Assignment. this Note shall be binding upon the Startup and its successors and inure to the benefit of the Company and its permitted successors and assigns. The Obligations of the Startup under this Note may not be delegated to or assumed by any other party, and any such purported delegation or assumption shall be null and void. 6. Miscellaneous; (a) Payment. Both principal and interest are payable in lawful money of the United States of America to the Company by credit to the Company, from which the Company may then collect funds via ACH Transfer. (b) No Waiver. No delay on the part of the Company in exercising any option, power or right hereunder, shall constitute a waiver thereof, nor shall the Company be estopped from enforcing the same or any other provision at any later time or in any other instance. (c) Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflict of laws. (d) Notice of Dispute Resolution by Binding Arbitration. Either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of any claim or dispute relating to this Note be final and binding arbitration pursuant to the terms and conditions set forth in section 21 of the Note Purchase Agreement between the Startup and the Company (the Arbitration Provision), which is incorporated herein by reference. The Company may opt out of the Arbitration Provision for all purposes by sending an arbitration opt out notice to the Startup Incorporated , 650 California Street 7 Fl, San Francisco, CA 94109, Attention: CEO that is received within thirty (30) days of the date of the Company s first electronic acceptance of the terms of this Note. The opt out notice must clearly state that the Company is rejecting arbitration; identify the agreement to which it applies by date; provide the Company s name, address and social security or TIN/EIN number; and be signed by the Company. No other methods can be used to opt out of the Arbitration Provision. If the opt out notice is sent on the Company s behalf by a third party, such third party must include evidence of his or her authority to submit the opt out notice on the Company s behalf. This Section 6(d) does not waive the compliance by the Startup with the federal securities laws and the rules and regulations promulgated thereunder. (e) WAIVER of JURY TRIAL. To the extent permitted by applicable law, each of the Startup and the Company waive a trial by jury in any litigation relating to this Note. Notwithstanding the foregoing sentence, by agreeing to this section 6(e), the Company is not deemed to have waived the Startup s compliance with the federal securities laws and the rules and regulations thereunder. (f) Caption Headings. Caption or section headings in this Note are for convenience purposes only and are not to be used to interpret or define the provisions of the Note. (g) Electronic Signatures. The Startup and the Company each agree that the Electronic Signature , whether digital or encrypted, of the Startup and the Company are intended to authenticate this writing and to have the same force and effect as manual signatures to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 ( 15 USC 7001, et seq.),the state Electronic Transaction Act and any other similar state laws based on the Uniform Electronic Transactions Act. Electronic Signature means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sigh such record. In Witness Whereof, the Startup has caused this Note to be duly executed as of the date first above written. HARLEM PARK PARTNERS, INC. Purchaser: A Delaware C Corporation Name: Address: By: /s/ Ameer Flippin Signature: Name: Ameer Flippin Telephone: Title: CEO & Founder Email: